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                                                                 EXHIBIT (d)(28)

                                ESCROW AGREEMENT

      This ESCROW AGREEMENT (the "Agreement"), is effective as of October 31, 2007 by and among Aston Funds (the "Company") on behalf of its series set forth on Schedule A hereto (each a "Portfolio"); ABN AMRO Asset Management, Inc. ("Adviser"); and PFPC Trust Company ("Escrow Agent").

                                   BACKGROUND

      Pursuant to an Interim Investment Advisory Agreement, dated as of October 17, 2007, by and between the Company on behalf of each Portfolio and Adviser pursuant to Rule 15a-4 of the Investment Company Act of 1940, as amended (the "Interim Agreement"), Adviser has agreed to provide certain investment advisory services to the Company with respect to the Portfolios. The compensation payable to Adviser by the Company with respect to Adviser's services under the Interim Agreement (less any applicable fee waivers and expense reimbursements) is required to be deposited into escrow. The Company, Adviser and Escrow Agent now wish to enter into this Agreement providing for the appointment by the Company and Adviser of Escrow Agent to maintain such escrowed funds and to set forth the terms and conditions under which such funds held in escrow shall be disbursed.

      NOW THEREFORE, in consideration of the premises and mutual covenants herein contained, and intending to be legally bound, the parties hereto agree as follows:

      1. Appointment of Escrow Agent. The Company on behalf of each Portfolio and Adviser hereby appoint Escrow Agent as the escrow agent under this Agreement, and Escrow Agent hereby accepts such appointment and agrees to maintain all of the funds deposited into escrow with it and investments purchased with such funds, together with all interest and income thereon and other proceeds thereof, including proceeds of the sale or maturity of investments constituting any of the assets held by Escrow Agent hereunder (collectively, the "Escrow Money") and to perform its other duties hereunder in accordance with the terms hereof.

      2. Establishment of Escrow. Escrow Agent shall establish a separate segregated account with respect to each separate Portfolio (each a "Segregated Account"). The Company shall cause to be deposited with Escrow Agent as Escrow Money the monthly advisory fees (less any applicable fee waivers and expense reimbursements) payable by each separate Portfolio to Adviser pursuant to the Interim Agreement, and in connection with such deposit the Company shall instruct Escrow Agent via written directions as to the amount of such Escrow Money that is to be deposited into each separate Segregated Account. Escrow Agent shall receive, maintain and dispose of the Escrow Money separately with respect to each separate Portfolio. Escrow Agent shall have no obligation to require any Escrow Money to be deposited with it and Escrow Agent shall have no obligation to determine whether the amount or form of any Escrow Money satisfies any applicable requirements.

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      3. Investment of Escrow Money. Until all of the Escrow Money shall have been disbursed as provided in this Agreement, the same shall be invested in the Institutional Class shares of the TempCash portfolio of BlackRock Liquidity Funds. The TempCash portfolio is advised by an affiliate of the Escrow Agent, the TempCash portfolio is a client of the Escrow Agent, and Escrow Agent and its affiliates receive compensation with respect to the TempCash portfolio. All income earned on and other proceeds of the Escrow Money shall be added to the amount thereof and distributed in accordance with the terms hereof; Escrow Agent shall have no tax-related filing, reporting or other obligations with respect thereto. If so directed in writing by the Company, Escrow Agent shall settle the sale of such specific investments comprising all or a portion of the Escrow Money as the Company shall direct in writing. Escrow Agent shall make available to the Company and Adviser (via access to the Escrow Agent's web browser) a monthly statement of the assets comprising the Escrow Money at the end of such month and of all debits and credits relating to the Escrow Money during such month.

      4. Disposition of Escrow Money. Escrow Agent shall disburse the Escrow Money, or any portion thereof, only pursuant to the written direction of the Company and the written consent of Adviser. As between the Company and Adviser, the Company and Adviser agree that the Escrow Money shall be disbursed to Adviser upon satisfaction of the conditions set forth in Rule 15a-4 and only in accordance with the provisions of that rule and that amounts not disbursed to Adviser pursuant to such rule shall be disbursed to the Company. Without limiting any other limitation of responsibility applicable to Escrow Agent in connection with this Agreement, Escrow Agent shall have no duty to monitor compliance or non-compliance with the provisions of the immediately preceding sentence, no duty to inform any entity of any non-compliance with the provisions of the immediately preceding sentence, and no liability relating to compliance or non-compliance with the provisions of the immediately preceding sentence.

      5. Resignation or Removal of Escrow Agent . Escrow Agent may resign at any time upon 30 days' prior written notice to the Company and Adviser and may be removed by the mutual consent of the Company and Adviser upon 30 days' prior written notice to Escrow Agent. Prior to the effective date of the resignation or removal of Escrow Agent or any successor escrow agent, the Company and Adviser shall appoint a successor escrow agent to maintain the Escrow Money, and any such successor escrow agent shall execute and deliver to the predecessor escrow agent an instrument accepting such appointment, upon which delivery such successor agent shall, without further act, become vested with all of the rights, powers and duties of the predecessor escrow agent as if originally named herein. The Escrow Money shall be delivered to the successor escrow agent only upon receipt of written directions authorizing such delivery by the Company and Adviser.

      6. Liability of Escrow Agent.

            (a) The duties of Escrow Agent hereunder are only as specifically set forth herein and are entirely administrative and not discretionary. Escrow Agent is obligated to act only in accordance with written directions received by it as provided in this Agreement, is authorized hereby to comply with any orders, judgments

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or decrees of any court or arbitration panel and shall not incur any liability as a result of its compliance with such directions, orders, judgments or decrees. Escrow Agent may assume the due execution, validity and effectiveness of, and the truth and accuracy of any information contained in, any direction or any instrument or other document presented to it which Escrow Agent shall in good faith reasonably believe to be genuine, and to have been signed or presented by the persons or parties purporting to sign or present the same.

            (b) Escrow Agent shall have no liability under, or duty to inquire into, or responsibility for or duty to inquire into compliance or non-compliance with, the terms or provisions of any agreement or arrangement between or requirement applicable to any of the other parties hereto (including without limitation Rule 15a-4 of the Investment Company Act of 1940, as amended). In the event that any of the terms or provisions of any other agreement, arrangement or requirement conflict or are inconsistent with any of the terms or provisions of this Agreement, the terms and provisions of this Agreement in respect of Escrow Agent's rights and duties shall govern and control in all respects.

            (c) If Escrow Agent shall be uncertain as to its duties or rights hereunder, it shall be entitled to refrain from taking any action other than to keep safely all property maintained by it pursuant hereto until it shall be directed otherwise in a writing signed by the Company and Adviser or by an order of a court of competent jurisdiction. Escrow Agent may consult with counsel of its choice and shall not be liable for any action taken, suffered, or omitted by it in accordance with the advice of such counsel. Escrow Agent (i) shall not be required to institute legal proceedings of any kind and (ii) shall not be required to defend any legal proceedings which may be instituted in respect of the subject matter of this Agreement unless requested to do so by another party hereto and indemnified to its reasonable satisfaction against the potential costs and expenses of such defense.

            (d) The Company on behalf of each Portfolio and Adviser hereby waive any suit, claim, demand or cause of action of any kind which either one or both may have to assert against Escrow Agent arising out of or relating to this Agreement, unless such suit, claim, demand or cause of action is the result of the intentional misconduct, fraudulent conduct, gross negligence or bad faith of Escrow Agent in performing an express obligation hereunder; provided that Escrow Agent's cumulative maximum liability in the aggregate for all suits, claims, demands and causes of action of any kind arising out of or relating to this Agreement and regardless of the form of action or legal theory shall not exceed $500,000 (the provisions of this proviso shall not be deemed to limit Escrow Agent's liability for any damages that a court of competent jurisdiction determines resulted from the fraudulent conduct of Escrow Agent or an employee of Escrow Agent). In no event shall Escrow Agent have any responsibility with respect to any investment losses relating to the Escrow Money. Adviser shall indemnify, defend and hold harmless Escrow Agent against any and all claims, liabilities (including judgments), costs and reasonable counsel fees relating to anything done or omitted by Escrow Agent in the performance of this Agreement except such as result from the intentional misconduct, gross negligence or bad faith of Escrow Agent in performing an express obligation hereunder. Escrow Agent's rights pursuant to the preceding sentence shall survive its resignation or removal and/or termination of this Agreement.

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            (e) Notwithstanding anything in this Agreement to the contrary, the
Escrow Agent shall not have any liability for any indirect, special, punitive or consequential damages, regardless of whether the Escrow Agent was aware of the possibility thereof. Notwithstanding anything in this Agreement to the contrary, Escrow Agent shall not have any liability for any failure, delays or damages occurring by reason of circumstances beyond its reasonable control.

      7. Fees and Out-of-Pocket Expenses of Escrow Agent . Escrow Agent's fees and out-of-pocket expenses shall be paid by Adviser and shall be paid promptly upon receipt of an invoice from Escrow Agent. Escrow Agent's fees shall be as set forth on Schedule B hereto.

      8. Notices. All notices or other communications permitted or required under this Agreement shall be in writing and shall be sufficiently given if and when hand delivered to the persons set forth below or if sent by documented overnight delivery service or registered or certified mail, postage prepaid, return receipt requested, or by telecopy, receipt acknowledged, addressed as set forth below or to such other person or persons and/or at such other address or addresses as shall be furnished in writing by any party hereto to the others. Any such notice or communication shall be deemed to have been given as of the date received, in the case of personal delivery, or on the date shown on the receipt or confirmation therefor in all other cases.

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      To Company:

      Aston Funds
      ATTN: Gerald Dillenburg, CFO
      120 N LaSalle St. - 25th Floor
      Chicago, IL 60602
      Fax: (312) 268-1380

      To Adviser:

      ABN AMRO Asset Management, Inc.
      Attention: Chief Executive Officer
      135 South LaSalle Street, Suite 2300
      Chicago, IL 60603
      Fax: (312) 884-2411

      with a copy to:

      ABN AMRO Asset Management, Inc.
      Attention: Chief Compliance Officer
      135 South LaSalle Street, Suite 2300
      Chicago, IL 60603
      Fax: (312) 884-2411

      To Escrow Agent:

      PFPC Trust Company
      8800 Tinicum Boulevard
      Philadelphia, PA 19153
      Attn: Edward Smith
      Fax: (215) 749-3946

      9. Modification. This Agreement (and solely with respect to the Company and Adviser, the Escrow Release Agreement between the Company and Adviser dated as of the date hereof) constitutes the entire agreement among the parties hereto with respect to the matters contemplated herein and supersedes all prior agreements and understandings with respect thereto. Any amendment, modification or waiver of this Agreement shall not be effective unless agreed among the parties hereto in writing. Neither the failure nor any delay on the part of any party to exercise any right, remedy, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same nor shall the exercise of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of any right, remedy, power or privilege with respect to any other occurrence. This Agreement shall automatically terminate upon disbursement of all the Escrow Money maintained hereunder.

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      10. Governing Law. This Agreement is made pursuant to, and shall be construed and enforced in accordance with, the internal laws of the State of Delaware, without giving effect to otherwise applicable principles of conflicts of law.

      11. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which, when taken together, shall be deemed to constitute but one and the same agreement.

      12. Binding Effect. Except as contemplated by Section 5 hereof, no party may assign its rights or delegate its obligations under this Agreement without the prior written consent of the other parties hereto (provided that Escrow Agent may utilize a sub-custodian in connection with its services under this Agreement and provided further that Escrow Agent shall be responsible for the acts and omissions of such sub-custodian to the same extent that Escrow Agent is responsible for its own acts and omissions under this Agreement). Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors, assigns, heirs, executors and administrators. If any provision of this Agreement shall be or become illegal or unenforceable in whole or in part for any reason whatsoever, the remaining provisions shall nevertheless be deemed valid, binding and subsisting.

      13. Limitation of Liability. This Agreement is executed by the Company on behalf of each Portfolio, and Adviser and Escrow Agent are hereby expressly put on notice of the limitation of shareholder liability contained in the Trust Instrument of the Company and agree that the obligations assumed by the Company hereunder shall be limited in all cases to the assets of the applicable Portfolio, and neither Adviser nor Escrow Agent shall seek satisfaction of any such obligations from the directors, trustees, officers or shareholders of the Company.

      14. Single Agreement. The use of a single agreement is for administrative purposes only, and each Portfolio shall be liable solely for its own obligations and shall not be liable for the obligations of any other Portfolio.

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      IN WITNESS WHEREOF, this Agreement has been executed as of the date and year first-above written.

                                         ASTON FUNDS

                                         By: _______________________________
                                         Name:
                                         Title:

                                         ABN AMRO ASSET MANAGEMENT, INC.

                                         By: _______________________________
                                         Name:
                                         Title:

                                         PFPC TRUST COMPANY

                                         By: _______________________________
                                         Name:
                                         Title:

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                                   SCHEDULE A

                    Aston/ABN AMRO Investor Money Market Fund
                           ABN AMRO Money Market Fund
                     ABN AMRO Government Money Market Fund
                 ABN AMRO Institutional Prime Money Market Fund
                     ABN AMRO Tax-Exempt Money Market Fund
                      ABN AMRO Treasury Money Market Fund

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                                   SCHEDULE B

                              Fees of Escrow Agent

Fee for each Segregated Account upon its establishment in    $100 per month
accordance with Section 2 of the Agreement

Out of pocket expenses                                       As incurred by Escrow
                                                             Agent